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                                                                    EXHIBIT 14.1



                          STAAR SURGICAL CODE OF ETHICS

      This Code of Ethics (the Code) has been adopted by the Board of Directors of STAAR Surgical (the Company) as a supplement to the existing codes and policies of the Company.

1. Scope. This Code of Ethics applies to all directors, officers and employees of the Company.

2. Ethical Conduct. Each director, officer and employee shall promote honest and ethical conduct, including the avoidance and ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

        a. We encourage participation in the political process, and recognize that participation is primarily a matter of individual involvement. Any payment of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in advance by the Chief Executive Officer.

        b. Gifts of cash or property may not be offered or made to any officer or employee of a customer or supplier or any government official or employee unless the gift is nominal in value and legal.

        c. Employees of the Company should decline or turn over to the Company gifts of more than nominal c value or cash from persons or companies that do (or may expect to do) business with STAAR Surgical.

        d. Business entertainment (whether we do the entertaining or are entertained) must have a legitimate business purpose, may not be excessive, and must be legal.

        e. An employee who has a financial interest in, or performs work for, a company with which we do business must disclose that interest or work to the appropriate human resource manager. A "financial interest" in another company includes stock ownership by the employee, members of his or her immediate family and any related trusts or estates but excludes ownership of a small amount of stock in a publicly held company.

        f. We do not discriminate in the hiring, discharge, compensation, promotion, or benefits offered to any employee, applicant or retiree on the basis of race, sex, religion, age, disability, or any other unlawful basis. We respect the privacy and dignity of our employees. Harassment of any form is strictly prohibited.

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        g.      We conduct our business in compliance with applicable
                governmental laws, rules and regulations.

3. Company Records and Communications. Accurate and reliable records of many kinds are necessary to meet the Company's legal and financial obligations and manage our business. Therefore, the Chief Executive Officer, Chief Financial Officer and all accounting employees shall promote full, fair, accurate, timely and understandable disclosure reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the company such as:

        a. Becoming familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

        b. Providing a system for the careful review of all such reports, documents and communications.

        c. Adequately supervising the preparation of the financial disclosure in the periodic reports required by the the Company, including reviewing and analyzing the financial information to be disclosed.

        d. Consulting, when appropriate, with professional advisors for advice with respect to such reports, documents and communications.

        e. Fully complying with the provisions of the Company's Insider Trading Policy and the Company's Corporate Communication Policy.

4. Prompt Internal Reporting. Violations (or potential violations ) of this code must be reported to the Chairman of the Board of Directors or the Chairman of the Audit Committee either by direct contact or the use of the Company "hot-line". The report through the Company hot-line can be made anonymously. Employees who make reports of suspected violations of the Code, or other matters regarding accounting, internal accounting controls or audit matters, will be protected from retaliation such as discipline or involuntary termination of employment as a result of their reports. Every reported allegation of illegal or unethical behavior will be thoroughly and promptly investigated.

5. Any amendment to this code must be approved by the Board of Directors of the Company, and the Company shall, within 5 business days of such amendment (other than a technical, administrative or other non-substantive amendment), report such amendment on a form 8-K.

6. If the company approves any material departure from the provisions of the Code, or if the Company fails to take action within a reasonable period of time, the Company shall, within 5 business days of such an event, report such event on form 8-K.

7. Each designated manager will be asked to certify annually, in writing, their compliance with the Code substantially as follows:

        a. I have reviewed and understand the Code of Ethics. I hereby confirm that during (the most recently completed year)

                i.      I have complied with the Code.

                ii. I do not have personal knowledge of any code violations by others; and



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                iii.    All who report directly to me have certified in writing
                        their compliance with the Code.

        b. The Assistant Vice President of Human Resources will be responsible for obtaining certifications not later than February 15 with respect to the preceding year.

8. Sanctions. If a Compliance Officer determines that a person may have violated a provision of this code, the violation shall be reported to the Board of Directors of the Company. If the Board of Directors determines that a violation has occurred, it may, among other things:

- Terminate the employment of such person (this shall be deemed to be "for cause" for any employee with an employment agreement).

-       Place such person on a leave of absence.

-       Counsel such person.

-       Authorize such other action as it deems appropriate.